AMENDMENT TO

WARRANT TO PURCHASE COMMON STOCK

This Amendment (this “Amendment”) is entered into as of January 5, 2016, by and between Cachet Financial Solutions, Inc., a Delaware corporation (the “Company”), and Tiburon Opportunity Fund LP (as defined in that certain Warrant to Purchase Common Stock dated as of November 16, 2015 (Warrant No. W2015-11-161) and as of November 11, 2015 (Warrant No. W2015-11-24) issued by the Company to the Holder (the “Warrant”)). Capitalized terms used but not defined herein have the meanings ascribed to them in the Warrant.

WHEREAS, the Company and the Holder wish to amend the Warrant as set forth below to provide that the exercise price under the Warrant as of the date hereof equals the initial exercise price under the New Warrants.

NOW, THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, the Company and the Holder hereby agree as follows:

1. Amendment to Exercise Price. The “Exercise Price” in the Warrant is hereby amended by replacing the phrase “shall mean $0.4816 per share” with “shall mean $0.329 per share”.

2. Conflict. In the event of any conflict between the provisions of this Amendment and the Warrant, the provisions of this Amendment shall govern.

3. No Other Changes. Except as specifically amended by this Amendment, all other provisions of the Warrant shall remain in full force and effect. This Amendment shall not constitute or operate as a waiver of, or estoppel with respect to, any provisions of the Warrant by either party hereto.

4. Applicable Law. This Amendment and the rights and obligations of the parties hereunder shall be construed and governed by the laws of the State of Minnesota.

5. Counterparts and Electronic Signatures. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original agreement and both of which shall constitute one and the same agreement. The counterparts of this Amendment may be executed and delivered by facsimile or other electronic signature (including portable document fo1mat) by either of the parties and the receiving party may rely on the receipt of such document so executed and delivered electronically or by facsimile as if the original had been received.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first indicated above.

CACHET FINANCIAL SOLUTIONS, INC.

By:	/s/ Darin McAreavey
Darin P. McAreavey
Executive Vice President & Chief Financial Officer

HOLDER

TIBURON OPPORTUNITY FUND, L.P.
By: Bortel Investment Management LLC, its general partner
By:	/s/ Peter Bortel
Name:	Peter Bortel
Title:	Managing Member

[Signature page to Amendment to Warrant]